Exhibit 10.32

Marathon Oil Corporation

Executive Tax, Estate, and Financial Planning Program

Amended and Restated Effective January 1, 2009

I.	Introduction

Marathon Oil Corporation established the Marathon Oil Corporation Executive Tax, Estate, and Financial Planning Program (the “Program”), effective July 1, 2002, to assist eligible executive officers in obtaining professional advice for personal tax, estate, and financial planning matters. The Corporation hereby amends and restates the Program effective January 1, 2009.

II.	Definitions

As used herein, the terms set forth below shall have the following respective meanings:

“Corporation” means Marathon Oil Corporation, a Delaware corporation, or any successor thereto.

“Covered Service” means a tax, financial planning, or estate planning service that is eligible for reimbursement by the Corporation pursuant to Section V, below.

“Dependent Child” means an unmarried dependent child of the Executive Officer who is eligible for coverage under the Health Plan of Marathon Oil Company, the Speedway SuperAmerica LLC Health Plan, or the health plan of a subsidiary or affiliate of the Corporation, as applicable.

“Executive Officer” means a means (i) an officer of the Corporation in compensation grade 19 and above, (ii) an officer of a subsidiary or affiliate of the Corporation, including Speedway SuperAmerica LLC, in compensation grade 19 and above or (iii) a Vice President and above if recommended by the Vice President of Human Resources of the Corporation and approved by the President of the Corporation.

“Retirement” means termination on or after the time at which the Executive Officer is eligible for retirement under the Retirement Plan of Marathon Oil Company or the Marathon Petroleum Company LLC Retirement Plan, as applicable, or if the Executive Officer does not participate in either plan, has attained age 50 and completed ten years of service with the Corporation or its subsidiaries and affiliates.

“Separation from Service” shall have the same meaning as set forth under Section 409A of the Internal Revenue Code with respect to the Corporation and its subsidiaries or affiliates.

“Specified Employee” shall have the meaning as set forth under Section 409A of the Internal Revenue Code and as determined by the Corporation in accordance with its established policy.

III.	Eligibility

All Executive Officers are eligible for the Program. Eligibility is effective as of the later of (i) July 1, 2002, or (ii) the date on which the individual is initially promoted to or hired for an Executive Officer position.

IV.	Benefits

A. Benefits During Employment. The Corporation shall reimburse each Executive Officer for up to $15,000 of Covered Services incurred in each calendar year during which he or she is an Executive Officer.

B. Benefits Following Death or Retirement. In the event of the death or Retirement of an Executive Officer, the benefits available under the Program to the Executive Officer or, if applicable, his or her estate in the calendar year of death or Retirement shall be determined under Paragraph A. In the calendar year immediately following the death or Retirement of the Executive Officer, the Corporation shall reimburse the Executive Officer or, if applicable, the estate for up to $3,000 of tax return preparation services that otherwise qualify as Covered Services. No other Program benefits shall be made available to the Executive Officer or the estate following the death or Retirement of the Executive Officer.

C. Benefits Following Termination or Resignation. In the event an Executive Officer resigns or is terminated, the Corporation shall reimburse the Executive Officer for Covered Services that were incurred during his or her tenure as an Executive Officer, up to the applicable limits, if a request for reimbursement is properly submitted no later than 30 days following the date his or her tenure as an Executive Officer concludes. No other Program benefits shall be made available to the Executive Officer following the end of his or her tenure as an Executive Officer.

D. Benefits Following Transfer to a Non-Executive Officer Position. In the event an Executive Officer is transferred to a non-officer position within the controlled group and therefore no longer satisfies the definition of Executive Officer as set forth in Section II, he or she shall continue participation in the Program until December 31 of the calendar year following the year of such transfer. In the event of the death, Retirement, termination, or resignation of the individual before December 31 of the calendar year following the year of such transfer, benefits shall be provided as set forth in Paragraphs B and C above, as applicable.

V.	Covered Services

Services eligible for reimbursement under the Program (“Covered Services”) must meet the following requirements:

A. Services must be provided for the purpose of providing tax planning, tax return preparation, financial planning, or estate planning services for the direct benefit of the Executive Officer or the spouse or a Dependent Child of the Executive Officer; and

B. Services must be provided by a Certified Public Account, a tax return preparation professional, a lawyer, or a registered investment advisor who is in the business of providing such services to the public on a regular basis.

VI.	Requests for Reimbursement

Requests for reimbursement must be submitted via intra-company mail to the Vice President of Human Resources of Marathon Oil Corporation or such other appropriate individual as he or she may designate from time to time. Each reimbursement request must be accompanied by an original invoice and must be submitted no later than December 1 of the calendar year following the calendar year in which the services were performed. For purposes of determining the maximum annual benefit, reimbursements will be attributed to the calendar year in which the services are performed.

VII.	Time of Payment

A. General Rule. Reimbursements shall be paid within 60 days of the date on which a reimbursement request is submitted, but in no event later than December 31 of the calendar year following the calendar year in which the services were performed.

B. Delay of Payment to Specified Employees upon Separation from Service. If an Executive Officer who is determined to be a Specified Employee has a Separation from Service, then any reimbursements under this Program shall be paid in a lump sum within the 90-day period following the first of the month following six months after the Separation from Service (other than a Separation from Service on account of the death of Executive Officer). In the event of a Separation from Service of a Specified Employee on account of death, payment shall be made pursuant to Paragraph A above.

VIII.	Taxation of Program Benefits

All Program benefits will be subject to applicable payroll taxes and will be reported on the Executive Officer’s Form W-2 for the year of reimbursement. Executive Officers shall not be entitled to any “gross up” payments or tax allowances as compensation for or reimbursement of taxes owed on Program benefits.